Exhibit (d)(xi)

SSGA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

April 12, 2016

Christopher A. Madden, Secretary

SSGA Active Trust

One Lincoln Street

Boston, MA 02111

Dear Mr. Madden:

This letter serves to inform SSGA Active Trust (the “Trust”) that SSGA Funds Management, Inc. (“SSGA FM”) has contractually agreed to waive a portion of its management fee for SPDR DoubleLine Emerging Markets Fixed Income ETF (the “Fund”) and/or reimburse expenses to the extent necessary to limit the Fund’s total annual operating expenses from 0.75% to 0.65% (before application of any extraordinary expenses or acquired fund fees and expenses). This waiver will remain in effect until October 31, 2017 and shall automatically renew for successive annual periods, unless SSGA FM provides notice to the Fund of its intent not to renew at least ten (10) business days prior to the start of the next annual period. The terms of the waiver are subject to the terms and conditions of the Investment Advisory Agreement, dated April 25, 2012, between the Trust and SSGA FM (“Advisory Agreement”). This waiver and/or reimbursement may not be terminated during the relevant period except with the approval of the Trust’s Board of Trustees.

SSGA Funds Management, Inc.

By:	/s/ Ellen M. Needham

Name:	Ellen M. Needham
Title:	President

SSGA Active Trust

By:	/s/ Bruce S. Rosenberg

Name:	Bruce S. Rosenberg
Title:	Treasurer